Exhibit 99.1

SWM ANNOUNCES THIRD QUARTER 2020 RESULTS

ALPHARETTA, GA, November 4, 2020 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month and nine month periods ended September 30, 2020.

Adjusted measures are reconciled to GAAP at the end of this release. Financial and operating comparisons are versus the prior year period and are from continuing operations. Figures may not sum to total due to rounding. Definitions: Advanced Materials & Structures (AMS), Engineered Papers (EP), Low Ignition Propensity (LIP), "organic" - excluding acquisition benefit, "Tekra" - Tekra and Trient acquisition that closed in March 2020

Third Quarter 2020 Financial Results Summary

•Third quarter results reflected strong EP segment performance and positive sequential sales and profitability trend improvements in AMS as demand recovers from COVID-19 impacts
•Total sales were $279.3 million, up 9%
•GAAP operating profit was $37.0 million, or 13.2% of sales, up 7%
•Adjusted operating profit was $52.7 million, or 18.9% of sales, up 26%
•GAAP EPS was $0.78, down 13% due to EP segment restructuring expenses
•Adjusted EPS was $1.16, up 15%
•Year-to-date operating cash flow was $107.5 million and free cash flow was $84.0 million

Management Commentary

Dr. Jeff Kramer, Chief Executive Officer, commented, "We are pleased to report a strong quarter with sales and adjusted profit growth in both segments. While the pandemic continued to impact some of our end-markets, the global SWM team continues to perform well under challenging circumstances. Our top priority remains keeping our employees safe while delivering consistent service and high-quality products to our customers. All of our sites were fully operational throughout the entire quarter, a testament to our people's commitment to the safety protocols implemented across the company."

“Third quarter results again demonstrated that our diversified portfolio is capable of delivering growth throughout the varying conditions in an economic cycle, even in uncertain times such as these. Adjusted EPS grew 15%, exceeding our expectations, and year-to-date Adjusted EPS is now up 6%. Engineered Papers segment results were particularly strong in the quarter as volumes increased and margins expanded. Part of the positive sales performance was attributable to large customers increasing inventory levels and building safety stocks in response to the COVID-19 related disruptions earlier in 2020. EP was also solid across the cost structure, including discretionary spending controls, manufacturing efficiencies, and input costs. Lastly, we continued to focus on our supply chain and were able to work closely with one of our customers to further optimize our product line, resulting in our announcement to close our Spotswood, NJ facility without sacrificing volumes."

"AMS results continued to reflect some COVID-19 related challenges, but the portfolio remained resilient with top and bottom-line trends improving sequentially. Overall, organic sales were down 8%, and down only 3% when excluding transportation films, which is our most directly impacted product line. Transportation sales, though lower, improved sequentially as we have begun to see improved order patterns. While COVID-19 risks remain, we are optimistic that this important channel will resume sales growth in the fourth quarter and enter 2021 on a healthy trajectory. Air filtration products saw accelerated growth in the quarter helping overall filtration sales, and medical and industrial continued their positive momentum. Despite some top-line headwinds, operating profits increased in the quarter with contributions from the Tekra acquisition, effective cost controls, and lower input costs providing positive offsets."

Dr. Kramer concluded, "As we enter the final quarter of 2020, we are proud of our achievements to date and believe we are in position to close out the year on a positive note. From a financial standpoint we are on track to deliver another year with approximately $100 million of free cash flow, have de-levered the balance sheet since making the Tekra acquisition, and continued to return capital to our shareholders through dividends. Our business has withstood significant pressures on operations, end-markets, and people, who not only managed their daily responsibilities to deliver strong results through unprecedented times, but also advanced numerous strategic initiatives to support our long-term growth prospects."

Third Quarter 2020 Financial Results

Advanced Materials & Structures segment sales were $138.9 million, up 10%, including the benefit from the Tekra acquisition, while organic sales decreased 8% due mostly to COVID-19 related impacts. The organic sales decline improved sequentially from the 15% decline in 2Q:20 as demand began to recover in transportation and infrastructure and construction. Sales into medical end-markets increased in the high single-digits, driven by continued robust volumes of facemask materials and specialty hospital products. Industrial products also increased largely due to continued strong sales of packaging films, while filtration sales were flat as high growth in air filtration offset softness in other areas. The Company's automotive aftermarket paint protection film sales have been significantly impacted in 2020 due to the global disruption of the auto industry. However, the third quarter sales decrease was a significant improvement from the sharper decline experienced during the second quarter, and management expects continued improvements in the near-term. Excluding transportation sales, AMS organic sales declined 3%. Infrastructure and construction sales were lower versus last year, but the third quarter sales decrease also improved compared to the 2Q:20 decline as COVID-19 related pressures began to subside.

GAAP operating profit was $18.5 million, or 13.3% of sales, down 4%, reflecting higher purchase accounting expenses related to the Tekra acquisition. Adjusted operating profit was $25.0 million, up 2%, with margin down 130 basis points to 18.0%. SG&A expense reductions and lower raw material costs were offset by the organic sales decline and the negative mix effect of the lower margin acquired Tekra business. On a sequential basis, third quarter adjusted operating margin increased 230 basis points from 15.7% in the second quarter of 2020.

Engineered Papers segment sales were $140.4 million, up 8%, driven by a 2% volume increase and favorable price/mix performance of 6% (currency was neutral). Higher volumes benefited from strong growth across cigarette paper products as customers increased inventory levels to de-risk their supply chains in the event of future potential disruptions from COVID-19. These volume gains were partially offset by the continued de-emphasizing of lower-margin non-tobacco paper products. Price/mix improved due to the strong sales of higher-value cigarette papers, including LIP, coupled with the favorable mix impact of lower non-tobacco volumes.

GAAP operating profit was $28.2 million, or 20.1% of sales, up 3%. Adjusted operating profit was $37.3 million, up 26%, with adjusted operating margin expanding 400 basis points to 26.6%. Margins increased primarily due to good performance in LIP and other cigarette papers, ongoing cost reduction activities, and lower wood pulp input costs. Currency movements resulted in a negative $1.1 million impact to operating profit.

Spotswood, NJ facility closure. During the third quarter, the Company reached an agreement with a large customer to shift production of papers purchased from the Company's Spotswood, New Jersey site (which exclusively served this customer) to other SWM facilities. As part of the transition, the Company worked collaboratively with the customer to co-develop a new production technology to better meet the customer's needs. The Company has begun the process of shutting down the Spotswood facility, which is expected to be completed by the end of 2020, and SWM and the customer have signed a new multi-year supply agreement. The Company incurred $7.4 million of restructuring and related site-closure costs during the third quarter which are excluded from adjusted financial metrics (see below non-GAAP Adjustments discussion and non-GAAP reconciliation tables). The Company also expects to record additional expenses in the fourth quarter of approximately $2 million. Of the total expected $10 million of 2020 expenses related to the site closure, approximately half is expected to be non-cash.

Unallocated GAAP and adjusted expenses were $9.7 million and $9.6 million, respectively, versus $12.0 million for each in 3Q:19. Adjusted unallocated expenses were down $2.4 million, and were 3.4% of total sales, down 130 basis points. The decrease was related to timing of certain administrative and third-party consulting fees.

Consolidated sales were $279.3 million, up 9%, and currency impacts were immaterial. Excluding the Tekra acquisition benefit, organic sales were flat. GAAP operating profit was $37.0 million, up 7%, and GAAP operating profit margin was 13.2%. Adjusted operating profit was $52.7 million, up 26%, and adjusted operating profit margin was 18.9%, up 260 basis points. Adjusted EBITDA was $64.2 million, up 25%, and adjusted EBITDA margin was 23.0%, up 300 basis points.

GAAP income was $24.5 million, down 12%; GAAP EPS was $0.78. Adjusted income was $36.4 million, up 17%; Adjusted EPS was $1.16.

Interest expense was $7.8 million, up from $6.7 million; interest expense on debt increased $0.5 million due to higher average debt balances as a result of the Tekra acquisition with the remainder of the increase reflecting year-ago expense reversals related to Brazil tax assessments. Other expense was $1.0 million, versus other income of $1.7 million in the prior year quarter.

The Company reported a tax rate of 17.0%, versus 10.8% in the prior year period. Excluding the impact of non-GAAP adjustments, the third quarter 2020 tax rate was 19.7% (the implied rate reflected in the Company's Adjusted EPS), versus 17.9% in the prior year quarter, with the increase due to a shift in the geographic earnings mix.

The Company's Chinese JVs contributed $0.04 to both GAAP and Adjusted EPS, unchanged versus the prior year quarter.

Net currency movements had a $1.0 million negative impact on operating profits and the translation impact of net currency movements was negative $0.03 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant adjustments to third quarter 2020 results were related to the planned Spotswood site shutdown within the EP segment. During 3Q:20 the company recorded restructuring costs of $4.2 million, primarily related to severance, which are reflected in the restructuring and impairment expenses on the consolidated income statement. The Company also recorded related site closure costs of $3.2 million primarily related to accelerated depreciation and spare parts inventory write-downs that are reflected in costs of goods sold on the income statement. Under GAAP these are not considered restructuring expenses. In aggregate, the $7.4 million of site shutdown costs are excluded from all adjusted financial metrics and equate to $0.18 per share.

In addition to the Spotswood shutdown costs, non-GAAP adjustments included other EP segment restructuring expenses of $0.05 per share related to cost reduction activities, and purchase accounting expenses of $0.15 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as non-cash one-time inventory step-up charges, associated with AMS acquisitions). The most significant prior year quarter non-GAAP adjustments included purchase accounting expenses of $0.13 per share, $0.05 per share of restructuring expenses, and $0.07 of various tax benefits that were excluded from Adjusted EPS.

2020 Year-to-Date Financial Results

Advanced Materials & Structures segment sales were $394.6 million, up 6%, including the acquisition benefit from the Tekra acquisition, while organic sales decreased 9%. COVID-19 related pressures in several end-markets began in the first quarter and persisted through the third quarter, but are beginning to subside. Medical sales exhibited strong double-digit growth, driven by significant demand for facemask materials and specialty hospital products. Industrial products also increased, largely due to higher demand for packaging films and materials for wind turbine manufacturing. Filtration sales declined slightly with strong air filtration growth offsetting softness in other areas. Infrastructure and construction sales declined, primarily due to overall weakness in the oil and gas sector. Transportation experienced the most significant decline in the portfolio, as discussed above. Excluding transportation sales, AMS organic sales were down only 1% versus the prior year period. GAAP operating profit was $45.3 million, down 17%, which reflected higher purchase accounting expenses related to the Tekra acquisition. Adjusted operating profit was $65.1 million, down 7%, with margin contracting 220 basis points to 16.5%. The organic sales decline and the addition of the lower margin Tekra business contributed to the margin contraction, offsetting effective SG&A expense controls and lower raw material costs.

Engineered Papers segment sales were $400.4 million down 3%, but down 1% versus the prior year period absent negative currency impacts due mostly to a lower Euro exchange rate. Positive price/mix performance of 4% offset a volume decline of 5%. Price/mix benefited from a higher mix of LIP volumes and smaller proportion of lower-margin non-tobacco volumes compared to the prior year period. The year-to-date volume decline was driven primarily by cigarette paper declines consistent with industry attrition and the continued strategic de-emphasis of non-tobacco volumes. GAAP operating profit was $93.3 million, up 5%, and included the $7.4 million site closure expenses related to the Spotswood, NJ facility as discussed above. Adjusted operating profit was $103.6 million, up 13%, with adjusted operating margin increasing 350 basis point to 25.9%. Year-to-date profits and margins increased mainly due to positive price/mix impacts, cost structure improvements, lower raw material costs, and currency, which more than offset the impacts of lower volumes and the temporary site closures related to COVID-19 during the second quarter of 2020. Currency movements resulted in a $2.5 million benefit to operating profit, due to lower local currency operating costs in Brazil.

Unallocated GAAP and adjusted expenses were each $33.1 million and $33.0 million, respectively, versus $33.9 million for each in the prior year period. Adjusted unallocated expenses were down $0.9 million, and were 4.1% of total sales, down 20 basis points.

Consolidated sales were $795.0 million, up 1%, or up 2% absent negative Euro-driven currency impacts. Excluding the Tekra acquisition benefit, organic sales declined 5%. GAAP operating profit was $105.5 million, down 3%, and GAAP operating profit margin was 13.3%. Adjusted operating profit was $135.7 million, up 6%, and adjusted operating profit margin was 17.1% up 80 basis points. Adjusted EBITDA was $166.0 million, up 6%, and adjusted EBITDA margin was 20.9%, up 100 basis points.

GAAP income was $68.5 million, up 4%; GAAP EPS was $2.18. Adjusted income was $90.9 million, up 7%; this equated to Adjusted EPS of $2.91.

Interest expense was $22.8 million, down from $29.6 million, with the decrease due mainly to $7.1 million of non-recurring interest expense in the prior year period related to Brazil tax assessments. Interest expense on debt was $22.8 million, up $0.3 million. Other expense was $0.7 million, versus other expense of $1.6 million in the prior year period.

The Company reported a tax rate of 18.9%, versus 16.4% in the prior year period. Excluding the impact of non-GAAP adjustments, the year-to-date tax rate was 20.8% (the implied rate reflected in the Company's Adjusted EPS), versus 20.2% in the prior year period.

The Company's Chinese JVs contributed $0.06 to both GAAP and Adjusted EPS, versus $0.01 per share in the prior year period, due to higher volumes.

Net currency movements were a $2.4 million benefit to operating profits and the translation impact of net currency movements was positive $0.04 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant adjustments to year-to-date 2020 results were purchase accounting expenses of $0.47 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as non-cash one-time inventory step-up charges, associated with AMS acquisitions). The Company also recorded restructuring and impairment expenses and related site closure expenses which totaled $0.27 per share; these expenses were primarily in the EP segment and related mostly to the Spotswood, NJ site closure (discussed above). The most significant prior year period non-GAAP adjustments included purchase accounting expenses of $0.41 per share, $0.21 per share of expenses related to the Brazil tax assessments, and $0.06 per share of restructuring expenses.

Cash Flow, Debt, & Dividend

Year-to-date 2020 cash provided by operating activities was $107.5 million, down from $118.9 million, due primarily to timing of working capital changes. The Company's working capital-related cash outflows were $19.0 million, compared to $9.1 million in the prior year period.

Capital spending and capitalized software totaled $23.5 million, down $0.4 million, which annualizes below the $40 million to $45 million capital expenditure guidance the Company provided in February 2020. In response to COVID-19 related impacts to certain end-markets, management continues to monitor cash flow trends and has deferred some discretionary capital spending originally planned for 2020. Year-to-date free cash flow was $84.0 million compared to $95.0 million in the prior year period.

On March 13, 2020, the Company closed on the Tekra acquisition. The total net cash consideration of $169.3 million was comprised of the originally announced $155.0 million purchase price as well as customary post-closing adjustments, which relate primarily to tax benefits expected to be realized by the Company. The Company funded the transaction using its previously undrawn credit revolver.

Total debt was $632.9 million as of September 30, 2020, up $90.2 million from year end 2019, reflecting the Tekra acquisition financing, and total cash was $66.3 million; net debt was $566.6 million on September 30, 2020, up $126.9 million. The Company's total debt is comprised primarily of $90 million of borrowings under the revolving credit facility, which is due in 2023 and represents the Company's nearest material debt maturity, $196 million of an outstanding term loan due in 2025, and $350 million of senior notes due in 2026 (these amounts do not sum to total debt due mainly to unamortized discount and issuance costs). The Company's liquidity position is $476 million, consisting of $66 million of cash and $410 million of revolver availability, which takes into account $5 million of letters of credit issued by the Company. Management believes current cash balances, anticipated cash generation, and borrowing capacity will be sufficient to fund the Company's operating needs and financial obligations, including dividend payments.

Pursuant to the debt covenants, the Company's net debt to adjusted EBITDA was approximately 2.5x as of September 30, 2020, up from 2.1x from year end 2019, due primarily to financing the Tekra acquisition. Per the terms of the Company's credit agreement, the Company's maximum leverage covenant is 5.0x through the duration of 2020 and is required to be below 4.5x by the end of the second quarter of 2021.

The Company announced a quarterly cash dividend of $0.44 per share. The dividend will be payable on December 18, 2020 to stockholders of record as of November 27, 2020. Through the third quarter of 2020, the Company has paid dividends to stockholders totaling $41.2 million.

Conference Call

SWM will hold a conference call to review third quarter 2020 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, November 5, 2020. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s website at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s website shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's website under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global performance materials company. Our highly engineered papers, films, nets and nonwovens are designed and manufactured using natural fibers and polymers for a variety of industries and applications. We provide our customers with critical components that enhance the performance of their products. End markets served include filtration, transportation, infrastructure and construction, medical, industrial, tobacco, energy, food services and home décor. SWM and its subsidiaries manufacture on four continents, conduct business in over 90 countries and employ approximately 3,400 people worldwide. For further information, please visit SWM’s website at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding future performance, capital expenditures, future market and EPS trends, sales and volume trends, growth prospects, currency rates and trends and impact on EPS, future cash flows, effective tax rates, planned investments, impacts of the COVID-19 pandemic on our operations, profitability, and cash flow, and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and certain risks, uncertainties (some of which are beyond the Company’s control) and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, the following factors:

•Risks associated with pandemics and other public health emergencies, including the continued spread and impact of, and the governmental and third party response to, the COVID-19 pandemic;

•The impact of mandatory business closures, limits on non-essential travel, “social or physical distancing” guidelines, “shelter-in-place” mandates and similar governmental and private measures taken to combat the spread of COVID-19;

•Changes in sales or production volumes, pricing and/or manufacturing costs of Recon products, cigarette paper (including for LIP cigarettes), including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products, new technologies such as e-cigarettes, inventory adjustments and rebalancings in our EP segment. Additionally, competition and changes in AMS end-market products due to changing customer demands;

•Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting and due to impact of tariffs;

•Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•Changes in the source and intensity of competition in our commercial segments. We operate in highly competitive markets in which alternative supplies and technologies may attract our customers away from our products. In addition, our customers may, in some cases, produce for themselves the components that the Company sells to them for incorporation into their products, thus reducing or eliminating their purchases from us;

•Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•Seasonal or cyclical market and industry fluctuations which may result in reduced net sales and operating profits during certain periods;

•Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, which could impact the sales and profitability of our products;

•Adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers;

•Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•Employee retention and labor shortages;

•Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including the loi de Securisation de l'emploi in France, unionization rule and regulations by the National Labor Relations Board in the U.S., equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•The impact of tariffs, and the imposition of any future additional tariffs and other trade barriers, and the effects of retaliatory trade measures;

•Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•New reports as to the effect of smoking on human health or the environment;

•Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the Euro and Real) and on interest rates and the effects of the ongoing discussions between the U.K. and European Union to determine the terms of the U.K.'s withdrawal from the European Union;

•Changes in the method pursuant to which LIBOR rates are determined and the potential phasing out of LIBOR after 2021;

•Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•International conflicts and disputes, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions;

•Compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations;

•The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil, France and Germany;

•The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the Glatz's German Patent Court invalidation proceedings;

•Risks associated with our technological advantages in our intellectual property and the likelihood that our current technological advantages are unable to continue indefinitely;

•Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•Increased taxation on tobacco-related products;

•Costs and timing of implementation of any upgrades or changes to our information technology systems;

•Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•Changes in construction and infrastructure spending and its impact on demand for certain products;

•Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. Forward-looking statements herein are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data. The financial results reported in this release are unaudited.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and other reports we file from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, the effect of income tax provisions and other tax impacts, capital spending, capitalized software costs, loss from discontinued operations, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency on the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

SOURCE SWM:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Website: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2020	2019	% Change
Net sales	$279.3	$256.4	8.9%
Cost of products sold	199.1	184.2	8.1
Gross profit	80.2	72.2	11.1

Selling expense	9.0	8.6	4.7
Research and development expense	3.6	3.1	16.1
General expense	24.6	24.3	1.2
Total nonmanufacturing expenses	37.2	36.0	3.3

Restructuring and impairment expense	6.0	1.6	N.M.
Operating profit	37.0	34.6	6.9
Interest expense	7.8	6.7	16.4
Other (expense) income, net	(1.0)	1.7	N.M.
Income from continuing operations before income taxes and income from equity affiliates	28.2	29.6	(4.7)

Provision for income taxes	4.8	3.2	50.0
Income from equity affiliates, net of income taxes	1.1	1.3	(15.4)
Income from continuing operations	24.5	27.7	(11.6)
Net income	$24.5	$27.7	(11.6)%

Net income per share - basic:
Income per share from continuing operations	$0.78	$0.90	(13.3)%
Net income per share – basic	$0.78	$0.90	(13.3)%

Net income per share – diluted:
Income per share from continuing operations	$0.78	$0.90	(13.3)%
Net income per share – diluted	$0.78	$0.90	(13.3)%

Cash dividends declared per share	$0.44	$0.44

Weighted average shares outstanding:

Basic	30,909,700	30,662,800

Diluted	31,142,500	30,831,900

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019	% Change
Net sales	$795.0	$784.3	1.4%
Cost of products sold	566.2	565.2	0.2
Gross profit	228.8	219.1	4.4

Selling expense	27.3	25.8	5.8
Research and development expense	10.4	10.1	3.0
General expense	77.9	72.0	8.2
Total nonmanufacturing expenses	115.6	107.9	7.1

Restructuring and impairment expense	7.7	2.0	N.M.
Operating profit	105.5	109.2	(3.4)
Interest expense	22.8	29.6	(23.0)
Other expense, net	(0.7)	(1.6)	(56.3)
Income from continuing operations before income taxes and income from equity affiliates	82.0	78.0	5.1

Provision for income taxes	15.5	12.8	21.1
Income from equity affiliates, net of income taxes	2.0	0.4	N.M.
Income from continuing operations	68.5	65.6	4.4
Net income	$68.5	$65.6	4.4%

Net income per share - basic:
Income per share from continuing operations	$2.19	$2.13	2.8%
Net income per share – basic	$2.19	$2.13	2.8%

Net income per share – diluted:
Income per share from continuing operations	$2.18	$2.12	2.8%
Net income per share – diluted	$2.18	$2.12	2.8%

Cash dividends declared per share	$1.32	$1.32

Weighted average shares outstanding:

Basic	30,805,300	30,648,400

Diluted	31,020,100	30,804,700

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$66.3	$103.0
Accounts receivable, net	166.5	143.2
Inventories	172.8	161.4
Other current assets	16.8	19.9
Property, plant and equipment, net	327.7	330.3
Goodwill	400.3	337.4
Other noncurrent assets	440.2	376.5
Total Assets	$1,590.6	$1,471.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$2.7	$1.9
Other current liabilities	156.6	155.7
Long-term debt	630.2	540.8
Pension and other postretirement benefits	33.6	31.6
Deferred income tax liabilities	48.7	48.2
Long-term income tax payable	17.6	21.4
Other noncurrent liabilities	72.7	74.4
Stockholders’ equity	628.5	597.7
Total Liabilities and Stockholders’ Equity	$1,590.6	$1,471.7

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Operating
Net income	$68.5	$65.6
Non-cash items included in net income:
Depreciation and amortization	52.3	43.4
Deferred income tax	1.5	(2.2)
Pension and other postretirement benefits	2.6	2.1
Stock-based compensation	5.6	4.0
Loss from equity affiliates	(2.0)	(0.4)
Brazil tax assessment accruals, net	—	10.9
Cash dividends received from equity affiliates	2.7	2.6
Other items	(4.7)	2.0
Changes in operating working capital	(19.0)	(9.1)
Cash provided by operations	107.5	118.9

Investing
Capital spending	(20.7)	(20.0)
Capitalized software costs	(2.8)	(3.9)
Acquisitions, net of cash acquired	(169.3)	—
Other investing	2.3	1.1
Cash used in investing	(190.5)	(22.8)

Financing
Cash dividends paid to SWM stockholders	(41.2)	(40.8)
Changes in short-term debt	—	(0.1)
Proceeds from issuances of long-term debt	212.7	0.1
Payments on long-term debt	(124.6)	(60.9)
Purchases of common stock	(0.9)	(1.0)
Cash provided by (used in) financing	46.0	(102.7)

Effect of exchange rate changes on cash and cash equivalents	0.3	(2.3)

Decrease in cash and cash equivalents	$(36.7)	$(8.9)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
AMS	$138.9	$126.1	10.2%	$394.6	$373.3	5.7%
EP	140.4	130.3	7.8%	400.4	411.0	(2.6)%
Total Consolidated	$279.3	$256.4	8.9%	$795.0	$784.3	1.4%

Operating Profit
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2020	2019	2020	2019	2020	2019	2020	2019
AMS	$18.5	$19.3	13.3%	15.3%	$45.3	$54.6	11.5%	14.6%
EP	28.2	27.3	20.1%	21.0%	93.3	88.5	23.3%	21.5%
Unallocated	(9.7)	(12.0)			(33.1)	(33.9)
Total Consolidated	$37.0	$34.6	13.2%	13.5%	$105.5	$109.2	13.3%	13.9%

Non-GAAP Adjustments to Operating Profit
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
AMS - Restructuring & Impairment Expenses	$—	$—	$0.5	$—
AMS - Purchase Accounting Adjustments	6.5	5.1	19.3	15.3
EP - Restructuring & Impairment Expenses, plant closure expenses, and Tax Assessment	9.1	2.2	10.3	3.5
Unallocated	0.1	—	0.1	—
Total Consolidated	$15.7	$7.3	$30.2	$18.8

Adjusted Operating Profit *
	Three Months Ended September 30,				Nine Months Ended September 30,
			Return on Net Sales				Return on Net Sales
	2020	2019	2020	2019	2020	2019	2020	2019
AMS	$25.0	$24.4	18.0%	19.3%	$65.1	$69.9	16.5%	18.7%
EP	37.3	29.5	26.6%	22.6%	103.6	92.0	25.9%	22.4%
Unallocated	(9.6)	(12.0)			(33.0)	(33.9)
Total Consolidated	$52.7	$41.9	18.9%	16.3%	$135.7	$128.0	17.1%	16.3%

* Adjusted Operating Profit, a non-GAAP financial measure, is calculated by adding Restructuring & Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating profit	$37.0	$34.6	$105.5	$109.2
Plus: Restructuring and impairment, and plant closure expenses	9.2	1.6	10.9	2.0
Plus: Purchase accounting adjustments	6.5	5.1	19.3	15.3
Plus: Brazil tax assessments	—	0.6	—	1.5
Adjusted Operating Profit	$52.7	$41.9	$135.7	$128.0

Income	$24.5	$27.7	$68.5	$65.6
Plus: Restructuring and impairment expense	6.0	1.6	7.7	2.0
Less: Tax impact of restructuring and impairment expense	(1.5)	(0.2)	(2.0)	(0.3)
Plus: Plant closure	3.2	—	3.2	—
Less: Tax impact of plant closure	(0.7)	—	(0.7)	—
Plus: Purchase accounting adjustments	6.5	5.1	19.3	15.3
Less: Tax impact of purchase accounting adjustments	(1.6)	(0.9)	(4.7)	(2.8)
Plus: Brazil tax assessments	—	—	—	10.8
Less: Tax impact of Brazil tax assessments	—	(1.0)	—	(4.1)
Less: Transitional Tax Adjustment	—	(0.6)	—	(0.6)
Less: Tax legislative changes, net of other discrete items	—	(0.5)	(0.4)	(0.8)
Adjusted Income	$36.4	$31.2	$90.9	$85.1

Earnings per share - diluted	$0.78	$0.90	$2.18	$2.12
Earnings per share from continuing operations	0.78	0.90	2.18	2.12
Plus: Restructuring and impairment expense	0.19	0.06	0.25	0.07
Less: Tax impact of restructuring and impairment expense	(0.04)	(0.01)	(0.06)	(0.01)
Plus: Plant closure	0.10	—	0.10	—
Less: Tax impact of plant closure	(0.02)	—	(0.02)	—
Plus: Purchase accounting adjustments	0.20	0.16	0.62	0.50
Less: Tax impact of purchase accounting adjustment	(0.05)	(0.03)	(0.15)	(0.09)
Plus: Brazil tax assessments	—	—	—	0.35
Less: Tax impact of Brazil tax assessments	—	(0.03)	—	(0.14)
Less: Transitional Tax Adjustment	—	(0.02)	—	(0.02)
Less: Tax legislative changes, net of other discrete items	—	(0.02)	(0.01)	(0.03)
Adjusted Earnings Per Share - Diluted	$1.16	$1.01	$2.91	$2.75

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$24.5	$27.7	$68.5	$65.6
Income from continuing operations	24.5	27.7	68.5	65.6
Plus: Interest expense on debt	7.8	7.3	22.8	22.5
Plus: Interest expense on Brazil tax assessments	—	(0.6)	—	7.1
Plus: Provision for income taxes	4.8	3.2	15.5	12.8
Plus: Depreciation and amortization	19.2	14.6	50.8	43.6
Plus: Restructuring and impairment expense	6.0	1.6	7.7	2.0
Plus: Inventory write-down expense related to plant closure	2.0	—	2.0	—
Plus: Income from equity affiliates	(1.1)	(1.3)	(2.0)	(0.4)
Plus: Other expense (income), net	1.0	(1.7)	0.7	1.6
Plus: Brazil tax assessments	—	0.6	—	1.5
Adjusted EBITDA from continuing operations	$64.2	$51.4	$166.0	$156.3

AMS adjusted EBITDA	$29.1	$27.8	$76.6	$79.9
EP adjusted EBITDA	44.4	35.4	121.7	109.6
Unallocated adjusted EBITDA	(9.3)	(11.8)	(32.3)	(33.2)
Adjusted EBITDA from continuing operations	$64.2	$51.4	$166.0	$156.3

Cash provided by operating activities	$58.2	$63.9	$107.5	$118.9
Less: Capital spending	(5.8)	(4.8)	(20.7)	(20.0)
Less: Capitalized software costs	(1.1)	(1.1)	(2.8)	(3.9)
Free Cash Flow	$51.3	$58.0	$84.0	$95.0

			September 30, 2020	December 31, 2019

Total Debt			$632.9	$542.7
Less: Cash			66.3	103.0
Net Debt			$566.6	$439.7